EX-FILING FEES

CALCULATION OF FILING FEE TABLES

N-2

Pearl Diver Credit Co Inc.

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $15,000,000. The prospectus is a final prospectus for the related offering.